EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated March 2, 2015, relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”); (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Partnership’s change in presentation of its reportable segments, the acquisitions of Red Rock Gathering Company, LLC and Bison Midstream, LLC which were accounted for as a combination of entities under common control, and the acquisition of the Mountaineer Midstream gathering system on June 21, 2013), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 2, 2015

EX 23.1-1